UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
DEL TACO RESTAURANTS, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-3340980 (I.R.S. Employer Identification No.)
25521 Commercentre Drive Lake Forest, CA (Address of principal executive offices)	92630 (Zip Code)

Del Taco Restaurants, Inc.
2015 Omnibus Incentive Plan
(Full title of the plans)

John D. Cappasola, Jr.
President and Chief Executive Officer
Del Taco Restaurants, Inc.
25521 Commercentre Drive
Lake Forest, CA 92630
(Name and address of agent for service)

(949) 462-9300
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value	2,070,000 (1)	$10.06 (2)	$20,813,850 (2)	$2,271

(1)    Del Taco Restaurants, Inc. is filing this Registration Statement on Form S-8 to register an aggregate of 2,070,000 shares of its common stock, par value $0.01 per share (“Common Stock”), which may be issued pursuant to the Del Taco Restaurants, Inc. 2015 Omnibus Incentive Plan, as amended (the “Plan”), consisting of (i) 1,800,000 shares of Common Stock reserved for issuance pursuant to the terms of the Plan and (ii) 270,000 shares of Common Stock that may become available for issuance pursuant to the share counting and share recycling provisions of the Plan, including upon the expiration, cancellation, forfeiture or other termination of awards. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein and, pursuant to Rule 416(b), also covers an indeterminate number of additional shares of common stock that may be offered or issued pursuant to such plan as a result of stock splits, stock dividends or similar transactions.

(2)    Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) and (h)(1), on the basis of the average of the high and low reported sales price of the Common Stock on the Nasdaq National Market on June 25, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents previously filed (File No. 001-36197) by Del Taco Restaurants, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
1.    The Registrant's Annual Report on Form 10-K for the fiscal year 2020;
2.    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 23, 2021;
3.    The Registrant’s Current Reports on Form 8-K filed with the Commission on April 29, 2021;
4.    The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed on November 13, 2013, including any amendment or report filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents (such documents and the documents enumerated above being hereinafter referred to as “Incorporated Documents”); provided however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the Registrant's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such Annual Reports. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Our second amended and restated certificate of incorporation provides that all of our directors and officers will be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”).

Our second amended and restated certificate of incorporation provides that the Registrant, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all directors and officers. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification thereunder shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized thereby.

Our bylaws provide for the indemnification of our directors and officers in accordance with our second amended and restated certificate of incorporation.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The Exhibits required by Item 601 of Regulation S-K are filed as Exhibits to this registration statement and indexed on the Index to Exhibits attached to this registration statement, which index is incorporated by reference herein.

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on the 28th day of June, 2021.

DEL TACO RESTAURANTS, INC.

By: /s/ John D. Cappasola, Jr.
John D. Cappasola, Jr.
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes John D. Cappasola, Jr. and Steven L. Brake and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this registration statement as the person(s) so acting deems appropriate, and appoint each of such persons, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title
/s/ John D. Cappasola, Jr. John D. Cappasola, Jr.	President and Chief Executive Officer, Director (principal executive officer)
/s/ Steven L. Brake Steven L. Brake	Executive Vice President and Chief Financial Officer (principal financial and principal accounting officer)
/s/ Eileen Aptman Eileen Aptman	Director
/s/ Valerie L. Insignares Valerie L. Insignares	Director
/s/ Ari B. Levy Ari B. Levy	Director
/s/ Lawrence F. Levy Lawrence F. Levy	Director
/s/ R.J. Melman R.J. Melman	Director
/s/ Joseph Stein Joseph Stein	Director

INDEX TO EXHIBITS

Exhibit No.	Description
4.1
Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36197) filed with the Securities and Exchange Commission on July 2, 2015).

4.2
Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36197), filed with the Securities and Exchange Commission on February 19, 2020).

5.1	Opinion of McDermott Will & Emery LLP.
23.1	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
24.1	Power of Attorney (included in signature page of this registration statement).
99.1
Del Taco Restaurants, Inc. Omnibus Incentive Plan (incorporated by reference to Annex C to the Registrant’s (formerly known as Levy Acquisition Corp.) definitive proxy statement (File No. 001-36197) filed with the Securities and Exchange Commission on June 11, 2015).

99.2
First Amendment to Del Taco Restaurants, Inc. Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36197), filed with the Securities and Exchange Commission on July 27, 2018).

99.3
Second Amendment to Del Taco Restaurants, Inc. 2015 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement (File No. 001-36197) filed with the Securities and Exchange Commission on April 13, 2021).